PERSONAL ACCOUNT TRADING

Effective January 1, 2006, no Employee may purchase or acquire a new public equity security position (including initial public offerings (IPOs)) for a Covered Account while employed by the Firm.

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for Algert, or in any way seeking personal profits at the expense of the trading conducted for Algert. A trader’s first priority in all trading decisions must be to benefit the Firm’s Clients.

A.	Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all Algert Employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading in any Covered Account of which they are deemed to have beneficial ownership. Approval may be obtained directly via ELF. Unless otherwise specified, approvals will be effective until the close of the market the following business day, (excluding private placements, which will be valid for the amount of time noted on the pre-clearance request) from the time that the approval was received, and it may take up to one full trading day for an approval to be granted (or denied)1.

1. Limited Offerings

For the avoidance of doubt, all transactions in limited offerings (which include but are not limited to hedge funds, private equity fund, limited liability company interests, etc.) must be cleared in advance via ELF. Pre-clearances of limited offerings may be valid for so long as noted on the pre-clearance form via ELF. Investments by Employees in the Funds are not subject to the pre-clearance requirement as the investment is approved by the acceptance of a subscription  document by the Firm.

B.	Trading Restrictions

Except for accounts over which the Algert Employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, Algert is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of Algert. In such circumstances, the individual should contact the Chief Compliance Officer.

1.	Blackout Period

No Employee may directly or indirectly acquire or dispose of beneficial ownership in a security (other than Excepted Securities) on the same day a Client portfolio trades in that security. Nor may an Employee directly or indirectly acquire or dispose of beneficial ownership in a security on a day during which a Client portfolio has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade until Client portfolio’s order is executed or withdrawn.

2.	Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for Algert) that violates the law. In addition, an Employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the Employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with Algert’s Gift and Entertainment

1 Notwithstanding pre-approval, Firm Employees have a continuing responsibility to monitor their compliance with the trading restrictions set forth in the Code of Ethics.

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Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits.

C.	Reporting Accounts, Holdings and Transactions

It should be noted that the reporting requirements do not apply to ND Accounts. The Chief Compliance Officer or her designated person will review all of the reports and pre-clearance requests noted below. The Chief Operating Officer, or other designated person, will review all of the reports and pre-clearance requests of the Chief Compliance Officer.

1.	Initial Holdings Report

No later than 10 days after first becoming an Access Person, each Access Person shall provide a list of (i) all Personal Accounts (including name of institution, type, and account number), and (ii) all Reportable Securities Beneficially Owned by the Access Person, through Compliance ELF (an “Initial Holdings Report”). The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The Initial Holdings Report should be furnished to the Chief Compliance Officer (or an appropriate delegate) via the form provided on Compliance ELF.

2.	Annual Holdings Reports

Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the “Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31st of each year. From a content perspective, Access Persons must use the form of Annual Holdings Report contained on Compliance ELF.

3.	Quarterly Transaction Reports

Access Persons must also provide Quarterly Transaction Reports for each transaction in a Covered Account in which the Access Person has any direct or indirect Beneficial Ownership. From a content perspective, Employees must use the form of Quarterly Transaction report contained in Compliance ELF. Access Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

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SUPERVISION OF THE PROHIBITION AGAINST INSIDER TRADING

Employees are prohibited from trading securities of an issuer, either personally or on behalf of others (such as funds or private accounts managed by the Firm), while in possession of material nonpublic information about that issuer. Additionally, Employees are prohibited from communicating material nonpublic information about an issuer in violation of the law. The Firm’s Code of Ethics contains the Firm’s prohibition on trading on and communicating of insider information.

A.	Firm Policies and Procedures

The procedures for supervision of the prohibition of insider trading include:

1.	Distribution of Firm’s Policy. The Chief Compliance Officer distributes the Firm’s policy (as part of the Code of Ethics) to each Employee upon hire and annually thereafter.

2.
Employee Acknowledgements. Each Employee acknowledges the Firm’s Code of Ethics and Insider Trading policy initially upon hire and annually thereafter. The acknowledgment states that the signing Employee has read, understands, and agrees to abide by the Code of Ethics, including the prohibition of insider trading.

3.	Monitoring of Personal Securities Transactions. The personal securities transactions of Employees are monitored and reviewed by the Chief Compliance Officer or other designated supervisory person.

4.
Personal Trades and Pre-clearance of Transactions. Employees prohibited from entering into new equity positions while employed by the Firm and are required to obtain pre-clearance for personal securities transactions using the procedures established in the Code of Ethics.

5.
Prohibition on Board Service. The Firm prohibits Employees from serving on the board of directors of any publicly traded company without prior authorization from the Chief Compliance Officer or a designated supervisory person. Where board service has been approved, the Firm implements appropriate procedures to isolate such person from making decisions relating to the issuer’s securities.

6.	Supervision of Outside Consultants. The Firm supervises access to and activities of outside research providers and independent consultants. Refer to the appropriate section below for more information.

B.	Outside Research Providers and Independent Consultants

From time to time, the Firm may utilize outside research providers and Independent Consultants, as a means of supplementing its internal research processes and investment models. However, Algert does not use expert networks or consultants that provide information regarding specific investments or companies.

The Firm’s procedures regarding the supervision of outside research providers include the procedures listed below.

7.	Authorization of All Consultants. Only outside research providers and consultants approved by the Chief Compliance Officer may be utilized by Employees.

8.
Consultant Risk Evaluation. Prior to approving an outside research provider and consultants for use by the Firm, the Chief Compliance Officer will inquire as to a number of items including, but not limited to: i) whether or not such outside research provider or consultant has compliance policies and procedures in place that are designed to prohibit and prevent insider trading; ii) the depth and scope of such policies and procedures; iii) the means by which these policies and procedures are carried-out and tested; iv) the added value of utilizing an outside research provider or consultant as related to the research function at the Firm; and v) the reputation of the outside research provider. Outside research providers or consultants utilized by the Firm will be reviewed by Chief Compliance Officer on a periodic basis, in no event less than annually. In addition, the Chief Compliance Officer may propose and adopt guidelines specific to a particular outside research provider or consultant or a particular outside research function. Where applicable, these guidelines will be attached to this Manual as an Appendix.

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Employee Notification of Chief Compliance Officer. Employees are required to contact the Chief Compliance Officer immediately if the Employee believes that he or she may have received material nonpublic information. The Chief Compliance Officer must document the nature of the information, the circumstances, and any steps taken address the situation.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as “insider trading”: (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or

(ii)
communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each Employee, it is not anticipated that Employees will routinely receive “inside information.” However, to educate Employees, more information describing “insider trading” and the penalties for such trading is set forth below.

A.	Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

the purchase or sale of securities by an insider, on the basis of material non-public information;

the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute “inside” information still constitutes confidential information that must be protected by Employees. See DUTIES OF CONFIDENTIALITY below.

B.	Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

C.	Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information.

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D.	Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E.	Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	disgorgement of profits;
•	jail sentences;
•
fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including termination of the persons involved.

F.	Procedures Regarding the Receipt of Material Nonpublic Information.

If any Employee receives any information that may constitute material nonpublic information, the Employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

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OUTSIDE BUSINESS ACTIVITIES

An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading concerns, and may otherwise interfere with the Employee’s duties to Algert. Accordingly, the Chief Compliance Officer must approve an Employee’s request to serve on the board of directors of an outside company prior to him or her accepting such an appointment.
•
In addition to the foregoing, and subject to prior written approval, Employees are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect an Employee’s job performance at Algert, and outside employment must not result in absenteeism, tardiness or an Employee’s inability to work overtime when requested or required. Employees may not engage in outside employment that requires or involves using Algert time, materials or resources.

Employees who desire to engage in outside business activities must complete a pre-clearance request through Compliance ELF and submit it to the Chief Compliance Officer for approval. In addition, on an annual basis Employees must complete an annual outside business activities form on ELF.

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GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when Algert or an Employee of Algert accepts or gives a gift, entertainment, or other items of value, Algert places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral. All pre-approvals noted below should be submitted to the Chief Compliance Officer via Compliance ELF.

A.	Gifts to Algert Employees

No Employee may receive gifts of more than $50.00 (“Nominal Value”) from a Client, Investor or vendor. An Algert Employee receiving a gift of more than Nominal Value must inform the Chief Compliance Officer of the gift by using the Gift and Entertainment Form (Exhibit B) or sending a notice via Compliance ELF. The Chief Compliance Officer will review gifts of more than Nominal Value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $250 are generally not suitable.

B.	Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on Algert.

•
Vendor or Client in Attendance. Acceptance of an occasional invitation from a Client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.

•
Vendor or Client is Not in Attendance. If the vendor or Client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of Nominal Value, unless the Chief Compliance Officer grants an exception.

An Algert Employee receiving entertainment (e.g. tickets or meals) of more than Nominal Value must inform the Chief Compliance Officer of such entertainment by sending a notice via Compliance ELF.

C.	Gifts Sent by Algert

Algert may send gifts of a Nominal Value to its Clients or Investors to commemorate a special event. Gifts may not be made by an Employee to any Algert Client, Investor, or vendor without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

D.	Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the firm.

E.	Political Contributions Made by Algert Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled “Pay to Play”. Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

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PAY TO PLAY POLICY AND PROCEDURES

Rule 206(4)-5 under the Advisers Act regulates and restricts donations by investment advisers to both incumbents and candidates for government office and political parties or political action committees (PACs). Specifically, the Rule prohibits an investment adviser from:
1.
Providing advisory services for compensation to a government entity client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates;

2.
Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to-play” restrictions;

3.	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business; or
4.	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Rule.

The Rule does not ban or limit the amount of political contributions that can be made by an adviser or its covered associates, but rather imposes a “time out” on the ability of an adviser to receive compensation for conducting advisory business with a government entity for two (2) years after certain contributions are made to an official of a government entity.

Definitions
1.
“Official” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

2.
“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.

3.
“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office.

4.
“Solicitation” includes any communication made under circumstances reasonably calculated to obtain or retain an advisory client unless the circumstances otherwise indicate that the communication does not have the purpose of obtaining or retaining and advisory client.

5.	“Staff” refers to any personnel of the Securities and Exchange Commission
6.
“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non- managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

De Minimis Exception

The Rule permits an Employee to make contributions up to $350 per election per candidate if the contributor is entitled to vote for the candidate and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate. Such contributions are nevertheless restricted by the policy set forth below.

Policy

Algert has adopted the following as its policy to comply with Pay-to-Play regulations.

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1.	All political contributions must be pre-approved by the Chief Compliance Officer in Compliance ELF.
a.
Under no circumstances may an Employee contribute more than the approved amount. Employees who make a political contribution without the necessary pre-approval may be subject to discipline. Employees are prohibited from directing or funding political contributions through third parties such as spouses or domestic partners.

b.
The Chief Compliance Officer will maintain records of all government entities to which Algert provides or has provided advisory services and any present or former Investors in any Fund to which Algert provides or has provided advisory services in the prior five-year period. In addition, the Chief Compliance Officer will maintain records of the name and business address of each regulated person to whom Algert provides or agrees to provide, directly or indirectly, payment to solicit a government entity for advisory services on its behalf.

2.
In addition, prior to being hired and annually thereafter Employees must certify to the fact that they have disclosed, via the pre-clearance procedures herein and the initial disclosure form, all political contributions made by them during the past two years. Such certification will be made via Compliance ELF.

To prevent potential Pay-to-Play violations or triggering of the two-year “time out”, Algert will not:
1.	Coordinate or solicit any person or PAC to make:
a.	Any contribution to an official of a government entity to which Algert is providing or seeking to provide advisory services; or
b.	Any payment to any state or local political party where Algert is providing or seeking to provide advisory services to a government entity
2.	Consent to the use of its name on fundraising literature for an official of a government entity;
3.	Sponsor a meeting or conference that features a government official as an attendee or guest speaker and that involves fundraising for the government official; or
4.
Incur expenses (including without limitation the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government official’s expenses) for hosting the event described in number 3. above.

Any questions or uncertainties about Algert’s Pay-to-Play policy should be directed to the Chief Compliance Officer promptly.

CALIFORNIA-SPECIFIC REGULATIONS

Placement Agents

Placement agents—generally persons that are compensated to act for an investment manager in connection with securing an investment by California Public Employees’ Retirement System (CalPERS) and California State Teachers’ Retirement System (CalSTRS)—are generally considered lobbyists under California laws. Placement agents include those that market interests in any type of private investment fund (not just marketing investment management services), including private equity funds, hedge funds, venture capital funds, and real-estate funds. There are two exclusions from being considered a placement agent:

(1)
an employee, officer, director, equity holder, partner, member, or trustee of an external manager who spends one-third or more of his or her annual time managing the assets held by the external manager; and

(2)
any employee, officer, director or affiliate of an external manager, if that external manager is: (a) registered with the SEC or a comparable state securities regulator; (b) selected for investment through a statutorily defined competitive bidding process; and (c) willing to be subject to the fiduciary standard of care applied to the retirement fund board.

Most of the Firm’s Employees will fall under the first exception.

 Lobbyist Registration and Reporting

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If an Employee of the firm is considered a “placement agent,” the Employee must register as a lobbyist with the State of California. Additionally, the Employee must file quarterly disclosure reports with the California Fair Political Practices Commission (FPPC). Registration forms and additional information are available at the FPPC’s website: http://www.fppc.ca.gov/.

Restrictions on Gifts

In addition to registration and reporting, a California lobbyist is prohibited from making a gift or gifts totaling more than $10 in a calendar month to any state legislative official (including legislative employees) and to any official or employee of a state administrative agency his or her employer or lobbying firm lobbies.

Local Lobbyist Regulations

California laws also subject placement agents to “applicable” local lobbyist regulation if the agents market to local government plans (e.g. county or city retirement plans). Before a placement agent of the Firm markets to any California city or county retirement system, the Firm will evaluate the relevant local lobbyist ordinances to determine which, if any, local requirements may apply.

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